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                                                                     EXHIBIT 4.3



                                 PROMISSORY NOTE

U.S.$7,500,000.00                                                  June 30, 2001


                  FOR VALUE RECEIVED, CCBM, Inc. (together with its successors and assigns, the "Maker") by this promissory note (this "Note") hereby unconditionally promises to pay to the order of ROCKY MOUNTAIN GAS, INC. (together with its successors and assigns, "Payee"), the principal sum of Seven Million Five Hundred Thousand and No/One-Hundredths Dollars (U.S.$7,500,000.00) in installments as hereinafter provided and to pay interest on the principal balance hereof from time to time outstanding, as hereinafter provided, at the rate of 8% per annum.

                  The terms used in this Note shall have the following meanings:

                  (a) The term "Business Day" shall mean any day upon which commercial banks are open for the transaction of business in Houston.

                  (b) The term "Mortgaged Properties" shall have the meaning given to such term in the Mortgage and Financing Statement dated June 9, 2001, as the same may be modified or amended from time to time.

                  (c) The term "Loan Documents" shall collectively mean this Note, the Mortgage and Financing Statement and all other documents and instruments now or hereafter executed and delivered in connection therewith or otherwise pertaining to this Note, as the same may be modified or amended from time to time.

                  The principal hereof shall be paid in forty-one (41) installments, of $125,000 each, payable on the last Business Day of each month, commencing July 31, 2001 (each a "Payment Date"). On December 31, 2004, the Maker shall repay in full the outstanding principal, together with accrued but unpaid interest.

                  Interest on this Note is payable on each Payment Date, beginning on July 31, 2001. Interest will be calculated on the basis of the actual number of days elapsed (including the first day, but excluding the last day) over a year of 365 days.

                  This Note may be prepaid, in whole or in part, at any time without penalty or premium.

                  The Maker hereby waives demand, diligence, presentment, protest and notice of every kind, and warrants to the holder that all action and approvals required for the execution and delivery hereof as a legal, valid and binding obligation of the undersigned, enforceable in accordance with the terms hereof, have been duly taken and obtained.

                  This Note is secured by certain leasehold interests and property rights which are identified in the Mortgage and Financing Statement, together with all of Maker's right, title and interest therein or otherwise described as set forth therein.
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                  Payee shall not enforce the liability and obligation of Maker under this Note and the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Maker, except that Payee may bring a foreclosure action or any other appropriate action or proceeding to enable Payee to enforce and realize upon its interest in the Mortgaged Properties; provided any judgment in any such action or proceeding shall be enforceable against Maker only to the extent of Maker's interest in the Mortgaged Properties, and Payee, by accepting this Note, agrees that it shall not sue for, seek or demand any deficiency judgment against Maker in any such action or proceeding under or by reason of or under or in connection with this Note or any other Loan Document.

                  In the event Maker defaults on this Note and Payee is required to bring legal action against Maker on this Note, Maker shall be entitled to recover all attorney's fees, costs and expenses incurred as a result of such default.

                  THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF WYOMING, U.S.A.

                                   CCBM, Inc.


                                   By:
                                        ----------------------------------------
                                                     (Signature)

                                   Name:
                                          --------------------------------------
                                                       (Print)

                                   Title:
                                           -------------------------------------

ACCEPTED:

ROCKY MOUNTAIN GAS, INC.


By:
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Name:
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Title:
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